                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(c)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                FPA CORPORATION
 -----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other that Registrant)

Payment of Filing Fee (Check the appropriate box):

/ / $125 per Exchange Act Rules 6-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:

       ----------------------------------------------------------------------

    5) Total fee paid:   $
                          -----------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    ___________________________________________________________________________
    1) Amount previously paid:
       $125.00
    ___________________________________________________________________________
    2) Form Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                                 FPA CORPORATION
                           3333 Street Road, Suite 101
                          Bensalem, Pennsylvania 19020

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                DECEMBER 4, 1996

                               ------------------

To the Stockholders of FPA Corporation:

         The Annual Meeting of Stockholders of FPA Corporation (the "Company") will be held on Wednesday, December 4, 1996, at 11:00 a.m., Philadelphia time, at the offices of Drinker Biddle & Reath, 21st Floor, 1345 Chestnut Street, Philadelphia, Pennsylvania, for the following purposes:

         1.    Election of Directors;

         2. Approval of an amendment to the FPA Corporation 1992 Incentive Stock Option Plan to increase the number of shares on which options may be granted thereunder from 660,000 to 910,000;

         3. Ratification of the appointment of Price Waterhouse LLP as independent accountants of the Company for the 1997 fiscal year; and

         4. Transaction of such other business as properly may be brought before the Meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on October 28, 1996 as the record date for determining the stockholders entitled to notice of and to vote at the Meeting. Only stockholders of record on the transfer books of the Company at the close of business on that date are entitled to notice of and to vote at the Meeting.

         IT WILL BE APPRECIATED IF THOSE WHO DO NOT EXPECT TO ATTEND THE MEETING WILL MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. A PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, AND ANY STOCKHOLDER WHO IS PRESENT AT THE MEETING MAY WITHDRAW THE PROXY AND VOTE IN PERSON.

November 1, 1996                             By Order of the Board of Directors
                                               JOSEPH A. SANTANGELO,
                                               Secretary-Treasurer

                                 FPA CORPORATION

                             Corporate Headquarters:

                           3333 Street Road, Suite 101
                          Bensalem, Pennsylvania 19020
                        Telephone Number: (215) 947-8900

                               -------------------
                                 PROXY STATEMENT
                               -------------------



                                     GENERAL

      This proxy statement is furnished to stockholders of FPA Corporation
(the "Company") in connection with the solicitation, by order of the Board of Directors of the Company, of proxies for the Annual Meeting of Stockholders (the "Meeting") to be held on Wednesday, December 4, 1996, at 11:00 a.m., Philadelphia time, at the offices of Drinker Biddle & Reath, 21st Floor, 1345 Chestnut Street, Philadelphia, Pennsylvania, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement, the foregoing notice and the enclosed proxy are being sent to stockholders on or about November 1, 1996.

         The record date of stockholders entitled to notice of and to vote at the Meeting has been fixed as the close of business on October 28, 1996. The transfer books have not been and will not be closed. Only stockholders of record at the close of business on the record date shall be entitled to notice of and to vote at the Meeting.

         As of October 28, 1996, the Company had outstanding 11,356,018 shares of Common Stock, par value $.10 per share (the "Common Stock"), and 1,342,113 shares held in treasury, which are not eligible to be voted. Each share of outstanding Common Stock entitles the holder to one vote, without cumulation, on each matter to be voted upon at the Meeting. The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote is necessary to constitute a quorum.

         The enclosed proxy is being solicited on behalf of the Board of Directors of the Company and any costs of solicitation will be borne by the Company. Such costs include preparation, printing and mailing of the Notice of Annual Meeting of Stockholders, the proxy, this proxy statement and the Annual Report, which are herewith enclosed. The solicitation will be conducted principally by mail, although Directors, officers and regular employees of the Company may solicit proxies personally or by telephone or telegram. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for proxy material to be sent to their principals, and the Company will reimburse such persons for their reasonable expenses in so doing.

         Shares of the Company's Common Stock represented by any unrevoked proxy in the enclosed form will be voted in accordance with the specifications made on such proxy, if it is properly executed and received prior to voting at the Meeting. Any properly executed proxy received on a timely basis on which no specification has been made by the stockholder will be voted (i) "FOR" the election as Directors of the nominees listed herein (or for such substitute nominees as may be nominated in the event the initial nominees become unavailable); (ii) "FOR" approval of the amendment to the FPA Corporation 1992 Stock Option Plan (the "1992 Option Plan" or the "Plan") increasing from 660,000 to 910,000 the number of shares on which options may be granted thereunder;
(iii) "FOR" the ratification of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ended June 30, 1997 ("Fiscal 1997"); and (iv) in the discretion of the Proxy Committee of the Board of Directors, upon all other matters requiring a vote of stockholders which may properly come before the Meeting and of which the Board of Directors was not aware a reasonable time before this solicitation.

         The Proxy Committee, selected by the Board of Directors, consists of Jeffrey P. Orleans, Chief Executive Officer and Chairman of the Board of Directors of the Company, and Benjamin D. Goldman, President, Chief Operating Officer and Director of the Company. If the enclosed proxy is executed and returned, it may, nevertheless, be revoked at any time before it has been exercised upon written notice to the Secretary of the Company. The proxy shall be deemed revoked if a stockholder is present at the Meeting and elects to vote in person.

                        PROPOSAL 1. ELECTION OF DIRECTORS

                              NOMINEES FOR ELECTION


         The stockholders are being asked to elect seven Directors, who will comprise the entire Board of Directors of the Company, to serve for the ensuing year and until their successors are duly elected and qualified. The nominees constitute seven of the current members of the Board of Directors, all of whom were previously elected by the stockholders. Mr. John W. Rollins, Jr., who has been a member of the Board of Directors of the Company since 1968, has determined not to stand for reelection.

         In the event that any nominee for Director should become unavailable, which event the Board of Directors does not anticipate, it is intended that votes will be cast pursuant to the enclosed proxy for such substitute nominee as may be nominated by the Board of Directors unless otherwise indicated by the stockholder on the proxy.


                                                                                                         Director
Name                               Age          Present Position with the Company                         Since
----                               ---          ---------------------------------                         -----
Sylvan M. Cohen(1)(3)(4)(6)........82           Director                                                 1965

Benjamin D. Goldman(5)(6)..........50           President, Chief Operating Officer                       1992
                                                and Director

Robert N. Goodman(2)...............44           Director                                                 1994

Andrew N. Heine(2).................67           Director                                                 1994

David Kaplan(2)(3)(4)..............51           Director                                                 1994

Lewis Katz(1)(3)(4)(5).............54           Director                                                 1987

Jeffrey P. Orleans(1)(5)(6)........50           Chairman of the Board                                    1983
                                                and Chief Executive Officer

------------------
(1)  Member of the Executive Committee, of which Mr. Cohen is Chairman.
(2)  Member of the Audit Committee, of which Mr. Kaplan is Chairman.
(3)  Member of the Compensation Committee, of which Mr. Kaplan is Chairman.
(4) Member of the 1992 Incentive Stock Option Committee, of which Mr. Kaplan is Chairman.
(5) Member of the committee designated to administer the 1992 Stock Option Plan for Non-Employee Directors (the "1992 Director Option Plan Committee"), of which Mr. Orleans is Chairman.
(6) Member of the committee designated to administer the 1995 Director Option Plan (the "1995 Director Option Plan Committee").

         Jeffrey P. Orleans has served as Chairman of the Board and Chief Executive Officer of the Company since September 1986. From September 1986 to May 1992 he also served as President of the Company. In addition, Mr. Orleans is a general partner of Orleans Builders & Developers and served as the Chief Executive Officer and the sole shareholder of Orleans Construction Corp. ("OCC"), residential real estate developers, until its acquisition by the Company on October 22, 1993. Mr. Orleans serves as a Director of CoreStates New Jersey National Bank, a subsidiary of CoreStates Financial Corporation, and is a Trustee of Pennsylvania Real Estate Investment Trust.

         Benjamin D. Goldman was elected President, Chief Operating Officer and a Director of the Company in May 1992. Prior to that date, he served as Executive Vice President and Secretary of the Company from May 1989 until May 1992.

         Sylvan M. Cohen has been a Director of the Company since 1965. Until October 1995, Mr. Cohen was a senior partner in the law firm of Cohen, Shapiro, Polisher, Shiekman and Cohen, Philadelphia, Pennsylvania, which prior to October 1995 served as counsel to the Company. In October 1995, Mr. Cohen joined the law firm of Drinker Biddle & Reath, Philadelphia, Pennsylvania, which currently serves as counsel of the Company. Mr. Cohen is also Chairman of the Board of Trustees and Chief Executive Officer of Pennsylvania Real Estate Investment Trust, Fort Washington, Pennsylvania, a Managing Trustee of Arbor Property Trust and a Trustee of EQK Realty Investors I.

         Lewis Katz has been a Director of the Company since 1987. For more than five years he has been President of the law firm of Katz, Ettin, Levine & Kurzweil, P.A., Cherry Hill, New Jersey. Mr. Katz is also Chairman of the Board of Kinney Parking, Inc., an owner and operator of parking facilities in the northeastern United States. In addition, Mr. Katz is a Director of Bally Gaming International, Inc. and DiGiorgio Corporation.

         Robert N. Goodman has served as a Director of the Company since April 1994. For more than five years he has served as President and Chief Executive Officer of Goodtab Corporation, Los Angeles, California, which is engaged principally in real estate and financial consulting on a nationwide basis. From December 1990 through July 1992, Mr. Goodman also served as Chairman of the Board and President of Regency Equities Corp., Los Angeles, California, which is engaged in real estate-related investments. Mr. Goodman owns a controlling equity interest in JDT Consulting Group, the sole general partner of LoJolla Village Professional Center Associates, a California limited partnership (the "Partnership"). The Partnership filed for a petition under Chapter 11 of the federal bankruptcy code on April 23, 1996.

         Andrew N. Heine has served as a Director of the Company since April 1994. For more than five years Mr. Heine has been an attorney and private investor in New York, New York. Mr. Heine is a Director of The Olsten Corporation and Citizens Utilities Company.

         David Kaplan has served as a Director of the Company since April 1994. Since June 1991, Mr. Kaplan has been a principal of Victor Capital Group, L.P., New York, New York, which is engaged in real estate advisory and investment banking. For more than five years prior thereto, he was a principal of The Harlan Company, Inc., New York, New York, where he was responsible for real estate advisory and investment banking services and served as its Vice Chairman and a member of its Executive Committee. Mr. Kaplan serves as a director of Pacific Greystone Corp.

                               *   *   *   *   *

         Michael T. Vesey, 37, is Executive Vice President-Project Management of the Company. He has held that position since July 1, 1994. Since 1987, Mr. Vesey has been responsible for project management of the Company's Pennsylvania communities.

         Joseph A. Santangelo, 42, is Chief Financial Officer, Treasurer and Secretary of the Company. He has held the position of Chief Financial Officer since July, 1994, and he has been Treasurer of the Company since 1987.

         Michael Karmatz, 57, has been Executive Vice President-Orleans Construction Company, a subsidiary of the Company, since February, 1992. From 1984 to February, 1992, he was a partner in affiliates of Linpro Corp.

         Gary G. Schaal, 46, is Executive Vice President-Sales and Marketing of the Company. He has held that position since September, 1995. From July, 1987 to November, 1994, Mr. Schaal was a Senior Vice President of Scarborough Corporation and from November 1994 until joining the Company he was a Vice President of Scarborough Homes, Inc.

Committees and Meetings of the Board of Directors

         The Board of Directors held two meetings during the fiscal year ended June 30, 1996 ("Fiscal 1996"). The Company has standing Executive, Audit, Compensation, 1992 Incentive Stock Option, 1992 Director Option Plan and 1995 Director Option Plan Committees. The Board of Directors does not have a standing Nominating Committee. The functions of a nominating committee are carried on by the Board of Directors as a whole.

         The Executive Committee has and exercises the authority of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board. During Fiscal 1996, the Executive Committee acted by unanimous consent and held no formal meetings.

         The Audit Committee recommends the appointment of independent accountants, reviews with the independent accountants the adequacy of the system of internal accounting controls of the Company and discusses with management and the independent accountants the annual financial statements and principal accounting matters. During Fiscal 1996, the Audit Committee met once.

         The Compensation Committee reviews the general compensation arrangements and structure of the Company, reviews salaries and other compensation arrangements for the executive officers of the Company and makes recommendations concerning such compensation to the Board of Directors. During Fiscal 1996, the Compensation Committee acted by unanimous consent and held no formal meetings.

         The 1992 Incentive Stock Option Committee, reconstituted on July 18, 1994, administers the Company's 1992 Incentive Stock Option Plan and awards thereunder. During Fiscal 1996, the 1992 Incentive Stock Option Committee acted by unanimous consent and held no formal meetings. The 1992 Director Option Plan Committee awards options under the 1992 Director Option Plan. The 1992 Director Option Plan Committee did not meet during Fiscal 1996. In connection with the 1995 Director Option

Plan, the 1995 Director Option Plan Committee was established in February 1995 to administer the plan. The committee acted by unanimous consent in Fiscal 1996 and held no formal meetings.

         During Fiscal 1996, all incumbent directors attended in person or by conference call at least 75% of the total number of meetings of the Board of Directors and Committees of the Board on which they served, with the exception of John W. Rollins, Sr., who was unable to attend either meeting of the Board of Directors.

Compensation of Directors

         Each Director who is not an employee of the Company is entitled to receive a basic fee of $6,000 annually for his service on the Board, plus an attendance fee of $1,500 for each Board meeting and $500 for each Committee meeting.

         Each Director of the Company who was not an employee of the Company or any affiliate of the Company and who had been a Director for at least three years as of January 4, 1993 (the "1992 Eligible Directors") was granted an option to purchase 25,000 shares of the Company's Common Stock under the FPA Corporation 1992 Stock Option Plan for Non-Employee Directors (the "1992 Director Option Plan"). Under the 1992 Director Option Plan, shares subject to an option become eligible for purchase on a cumulative basis in equal installments of 6,250 shares each, beginning on August 19, 1994, the date stockholders approved the 1992 Director Option Plan, and on January 1 of each of the years 1994 through 1996, inclusive. Each option granted under the 1992 Director Option Plan expires 10 years from the date of the grant and is subject to earlier termination upon the occurrence of certain events, including under certain circumstances termination of service on the Board of Directors. Messrs. Cohen, Katz and Rollins have received options for 25,000 shares each under the 1992 Director Option Plan.

         On February 27, 1995, the Board of Directors adopted, subject to stockholder approval, the 1995 Director Option Plan. Under the 1995 Director Option Plan, options for 25,000 shares of the Company's Common Stock were granted on February 28, 1995, subject to stockholder approval, to each director who was not an employee of the Company or any affiliate of the Company or who was ineligible to participate in any other stock option plan of the Company on February 28, 1995. Options for 25,000 shares each were granted to Messrs. Goodman, Heine and Kaplan. Under the terms of the 1995 Director Option Plan, 6,250 shares of Common Stock became eligible for purchase on December 8, 1995, the date that the 1995 Director Option Plan was approved by the Company's stockholders, and on each of February 28, 1996, 1997 and 1998.


        PROPOSAL 2. APPROVE AN INCREASE IN THE NUMBER OF SHARES ON WHICH
         OPTIONS MAY BE GRANTED UNDER THE FPA CORPORATION 1992 INCENTIVE
                STOCK OPTION PLAN FROM 660,000 TO 910,000 SHARES

         On December 7, 1992, the Board of Directors of the Company adopted, subject to Stockholder approval, the FPA Corporation 1992 Incentive Stock Option Plan (the "Plan"). The Plan is intended to provide an incentive to selected officers and key employees of the Company and its subsidiaries to acquire a proprietary interest in the Company, to continue as officers and employees and to increase their efforts on behalf of the Company. The Plan was approved by the stockholders of the Company by partial written consent effective November 24, 1993 and again at the Company's Annual Meeting held on August

19, 1994. Approximately ten officers and key employees are eligible to receive grants of options under the Plan. The closing price of the Company's Common Stock on the American Stock Exchange on October 23, 1996, was $1.125.

         As originally adopted, the Plan authorized the grant of options on 560,000 shares of the Company's Common Stock. When the stockholders approved the Plan on August 19, 1994, they also approved an increase in the number of shares on which options could be granted under the Plan to 660,000. Options on 640,000 shares have been granted under the Plan and, absent a further increase in the number of shares on which options may be granted under the Plan, the Plan will no longer be available (except to the extent of the remaining 20,000 shares) to provide appropriate incentives to officers and key employees.

         By written consent dated October 11, 1996, the Executive Committee of the Board of Directors resolved, subject to stockholder approval, to amend the Plan to increase the number of shares on which options may be granted thereunder from 660,000 to 910,000 shares. By written consent also dated October 11, 1996, the 1992 Incentive Stock Option Committee resolved to grant options on 200,000 shares of Common Stock, at an exercise price of $1.50 per share, to Michael T. Vesey, Executive Vice President - Project Management, of the Company. The reported closing price of the Company's Common Stock on the American Stock Exchange on October 11, 1996 was $1.06. Mr. Vesey's options, which will vest in six equal annual installments of 30,000 shares each on the first through the sixth anniversary dates of the grant and a final installment of 20,000 shares on the seventh anniversary of the date of the grant, are expressly conditioned on approval by the stockholders of the increase from 660,000 to 910,000 in the number of shares on which options may be granted under the Plan.

         The following summary of the material features of the Plan does not purport to be complete and is qualified in its entirety by the full text of the Plan.

Shares Subject to the Plan

         Subject to approval by the stockholders of the proposed amendment to the Plan, the aggregate number of shares of Common Stock which may be subject to options granted under the Plan shall be Nine Hundred Ten Thousand (910,000) or the number and kinds of shares or other securities which shall be substituted for the shares of Common Stock or to which such shares of Common Stock shall be changed as provided in "Adjustment in Event of Capital Changes" below. The shares deliverable upon the exercise of an option under the Plan may be made available from unissued shares not reserved for any other purpose or shares reacquired by the Company. Prior to termination of the Plan, all or any shares subjected under the Plan to an option which, for any reason, terminates unexercised as to such shares, may again be subjected to an option under the Plan.

Administration

         The Plan provides that it shall be administered by a committee (the "Committee") consisting of three (3) or more members of the Board who are not eligible to participate in the Plan while serving on the Committee and shall not have been, at any time within one (1) year prior to appointment to the Committee, eligible for selection as a person to whom an option under the Plan may be granted pursuant to the Plan or any other plan of the Company and shall be a "disinterested person" within the meaning of Rule 16b-3 promulgated under the Exchange Act, as that rule may be amended from time to time. The Committee currently consists of Messrs. Cohen, Katz and Kaplan. The Board of Directors of the Company intends to amend the Plan to provide that the Committee consist exclusively of "non-employee directors," as that term is defined in recent amendments to Rule 16b-3.

         The Committee may exercise such power and authority as may be necessary for the Committee to carry out its functions as described in the Plan. It shall have plenary authority in its discretion, subject only to the express provisions of the Plan and of Section 422 of the Internal Revenue Code (the "Code"):

                  (i) to determine which of the eligible persons shall be granted options and the number and terms of the options to be granted to each. In making any determination, the Committee shall consider the position and responsibilities of the proposed grantee being considered, the nature and value to the Company of his or her services and accomplishments, his or her present and potential contribution to the success of the Company and such other factors as the Committee may deem relevant;

                  (ii)  to determine the dates of grant of options;

                  (iii) to prescribe the form of the instruments evidencing any options granted under the Plan;

                  (iv) to interpret the Plan and determine the terms and provisions of the agreements evidencing the options and to make all other determinations necessary for Plan administration;

                  (v) to adopt, amend and rescind rules and regulations for the administration of the Plan and for its own acts and proceedings; and

                  (vi) to decide all questions and settle all controversies and disputes of general applicability which may arise in connection with the Plan.

Eligibility

         Persons eligible to receive options under the Plan are such officers or key employees of the Company as determined by the Committee. No person shall be eligible for the grant of an option who owns, or would own immediately before the grant of such option, directly or indirectly, shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company, as defined in Code Section 422 ("10% Stockholder"). The foregoing sentence shall not apply if, at the time such option is granted, the option price is a least one hundred ten percent (110%) of fair market value and the option is not, by its terms, exercisable after the expiration of five (5) years from the date of grant.

Purchase Price

         The purchase price of shares upon exercise of an option shall be no less than the fair market value of the shares on the date of grant of an option; provided, however, if an option is granted to a 10% Stockholder, the purchase price shall be no less than 110% of the fair market value of the shares on the date of grant of an option to such individual. The fair market value of the shares on the date of grant shall be: (i) if the shares are listed on a national securities exchange, the closing price of the shares on such date; provided, however, if on such date the shares were traded on more than one national securities exchange, then the closing price on the exchange on which the greatest volume of shares was traded on such day; (ii) if the shares are not listed on a national securities exchange and are traded over-the-counter, the last sale price of the shares on such date as reported by Nasdaq or, if not reported by Nasdaq, the average of the closing bid and asked prices for the shares on such date; and (iii) if the shares are neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Committee shall in good faith determine. If the shares are listed on a national securities exchange or are traded over-the-counter but are not traded on the date of grant, then the price shall be determined by the Committee by applying the principles contained in Treasury Regulation Section 20.2031-2 or successor provisions thereto. The fair market value of the shares shall be determined by, and in accordance with, procedures to be established by the Committee, whose determination shall be final.

Option Agreement

         Each grantee is required to enter into a written agreement with the Company, which shall contain such provisions, consistent with the Plan, as may be established at any time or from time to time by the Committee. No grantee shall have rights under any option unless, and until, a written agreement is entered into with the Company.

Vesting, Exercise and Term of Options; Limitation

         Options under the Plan may be exercisable for terms of up to but not exceeding ten (10) years from the date the particular option is granted; provided, however, that options granted to a 10% Stockholder may be exercisable for a term of up to but not exceeding five (5) years from the date the particular option is granted. Subject to the foregoing, options shall be exercisable at such time and in such amounts (up to the full amount thereof) as may be determined separately in each instance by the Committee at the time of the grant. If an option granted under the Plan is exercisable in installments, the Committee shall determine what events, if any, will make it subject to acceleration.

         The aggregate fair market value (determined at the time an option is granted) of shares for which incentive options are exercisable for the first time under the terms of the Plan by a grantee during any calendar year (under all plans of the Company defined in Code Section 424) is limited to $100,000; provided, however, should a grantee have unexercised options which are exercisable (without the application of such limitation) when he or she terminates employment, any option exercised in excess of such limitation shall be treated as a nonqualified option. The value of shares for which options may be granted to a grantee in a year may, however, exceed $100,000.

         If a grantee's employment is terminated because he or she has attained the age which the Company may from time to time establish as the retirement age for any class of its employees or, with the approval of the Committee, because of permanent disability as defined in Code Section 22(e)(3), he or she may, within three (3) months following such termination, exercise the option with respect to all or any part of the shares subject thereto in which his or her right to purchase such shares had accrued or vested at the time of termination of employment. However, if he or she dies before the end of the three-month period after the termination of his or her employment, his or her estate shall have the right, subject to the procedures set forth below, to exercise such option within one
(1) year following such termination.

         If a grantee's employment is terminated by death, his or her estate shall have the right for a period of one (1) year following the date of such death to exercise the option to the extent that the right to exercise had accrued or vested prior to the date of his or her death. A grantee's "estate" shall mean his or her legal representative upon his or her death or any person who acquires the right to exercise an option by reason of the grantee's death.

         If the employment of a grantee is terminated for "Cause" (as defined below), his or her right under any then outstanding option shall terminate at the time of such termination of employment. In the case of any grantee not subject to a written employment agreement, "Cause" shall mean any willful or intentional act which is intended to have the effect of injuring the reputation, business or business relationships of the Company. In the case of a grantee subject to a written employment agreement, "Cause" shall mean any action giving the Company the right to terminate such person's employment under such agreement for cause.

         In the case of a grantee whose employment is terminated for any reason other than those provided above, the grantee may, within the three (3) month period following such termination, exercise the option to the extent that the right to exercise had accrued or vested prior to such termination. However, if he or she dies prior to the end of the three (3) month period after termination of his or her employment, his or her estate shall have the right, subject to the procedures set forth above, to exercise such option within one (1) year following such termination. Thereafter, all rights of such grantee in the option and the shares issuable upon exercise of the option shall immediately cease.

Amendment of the Plan

         The Board of Directors may amend the Plan and may correct any defect or supply any omissions or reconcile any inconsistency in the Plan or in any option in the manner and to the extent it shall deem desirable without action on the part of the Stockholders of the Company; provided, however that, except as provided in the Plan, without approval by the Stockholders of the Company: (i) the total number of shares on which options may be granted under the Plan shall not be increased; (ii) no option shall be exercisable more than ten (10) years after the date it is granted; (iii) the expiration date shall not be extended;
(iv) the Board may not transfer administration to any person who would not meet the requirements for disinterested administration of the Plan set forth in Rule 16b-3 promulgated under the Exchange Act and as amended from time to time; and
(v) no amendment shall be of any force and effect which shall decrease the price at which options may be granted, permit the modification of any outstanding option, increase the number of shares to be received on exercise of an option, or materially modify the requirements as to eligibility for participation in the Plan.

         Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding options, including amending the terms of an option at any time to include provisions that have the effect of changing the option to a nonqualified stock option, or accept the surrender of outstanding options (to the extent not theretofore exercised) and authorize the granting of new options in substitution therefor (to the extent not theretofore exercised). However, no modification of an option shall, without the consent of grantee, impair any rights or alter any obligations under any option theretofore granted, nor shall any modification be made which shall adversely affect the status of an option as an incentive stock option under Code Section 422.

Adjustment in Event of Capital Changes

         The Plan provides that there shall be equitable adjustments made in outstanding options as to price and other terms as may be necessary to reflect any change in the corporate structure or shares including mergers, consolidations, recapitalizations, reclassifications, splits, reverse splits, combination of shares or otherwise.

Certain Corporate Transactions

         In order to maintain all of a grantee's rights in the event of certain corporate transactions (such as a dissolution of the Company or a merger or a consolidation of the Company with or into another corporation), the Board of Directors may amend all outstanding options (upon such conditions as it shall deem appropriate) to (i) permit the exercise of all such options prior to the effectiveness of any such transactions and to terminate such options as of such effectiveness, or (ii) require the forfeiture of all options, provided the Company pays to the grantee the excess of the fair market value of the shares in which the grantee's rights have not become vested at such date over the purchase price, or (iii) make such other provisions as the Board shall deem equitable.

Payment for Shares

         The purchase price for shares upon exercise of an option shall be paid in full in United States dollars in cash or by check at the time of purchase; provided, however, that at the discretion of the Committee at the time the option is granted, the purchase price may be paid with (i) shares of the Company already owned by, and in possession of, the grantee; or (ii) any combination of United States dollars or shares of the Company. Shares of the Company used to satisfy the exercise price of an option shall be valued as of the date of exercise at their fair market value determined in accordance with the rules set forth above under "Purchase Price".

Options Non-Transferable

         No options shall be transferable unless transferred by will or the laws of descent and distribution and shall be exercisable during the grantee's lifetime only by the grantee or the grantee's guardian or legal representative.

Federal Income Tax Consequences

         To the extent an option qualifies as an incentive stock option under Code Section 422, an employee will not recognize taxable income, and the Company will not be entitled to a deduction, either at the time of grant or at the time of exercise. The excess of the fair market value of the shares received over the stock option price will, however, generally be included in the grantee's alternative minimum taxable income in the year of exercise. If shares acquired upon exercise of a stock option are held for a minimum of two (2) years from the date of grant and one year from the date of transfer of the shares to the grantee, the gain or loss (in an amount equal to the difference between the sales price and the exercise price) upon disposition of the shares will be treated as long-term capital gain or loss and the Company will not be entitled to any deduction.

         If the statutory holding periods are not satisfied, i.e., the grantee of a stock option makes a disqualifying disposition, the grantee generally will recognize compensation income equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise; or (ii) the sale price of the shares, and the Company will be entitled to a deduction in the same amount. Any gain recognized on a disqualifying disposition of the shares in excess of the amount treated as compensation income will be characterized as capital gain. The Company will not recognize any gain or loss upon the issuance of shares under the Plan.

         The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock present a duly organized meeting is required for adoption of Proposal 2. Abstentions will have the same legal effect as a vote against this proposal, but specific directions not to cast a vote will have no legal effect.

         The Board of Directors recommends that Stockholders vote "FOR" approval of Proposal 2.


                     PROPOSAL 3. RATIFICATION OF APPOINTMENT
                           OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has determined to appoint Price Waterhouse LLP as independent accountants of the Company for the Company's 1997 fiscal year, subject to ratification of such appointment by the stockholders at the 1996 Annual Meeting. The ratification of the appointment of independent accountants by the stockholders is not required by law or by the Company's By-laws; however, the Board of Directors has decided to submit this matter to the stockholders because it believes that it is good practice to do so. A majority of the votes cast on the ratification of the appointment of Price Waterhouse LLP is necessary to approve this matter. For such purposes, the withholding of authority to vote, an abstention or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote in favor of the ratification. If a majority of the votes cast on this matter are not cast in favor of the ratification of the appointment of Price Waterhouse LLP, the Board of Directors will appoint other independent accountants as soon as is practical and before the close of the 1997 fiscal year. In the absence of instructions to the contrary, proxies will be voted in favor of the ratification of the appointment of Price Waterhouse LLP as independent accountants of the Company to serve until the next Annual Meeting of Stockholders.

         A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting to make a statement if desired and will be available to respond to any appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 1997.


                                  OTHER MATTERS

         The Board of Directors is not aware at present of any other matters which will or may come before the Annual Meeting of Stockholders and which require a vote of the Stockholders. If any such matter is properly brought before the meeting, the Proxy Committee will vote thereon in its discretion. You are urged to mark, sign and date your proxy and return it immediately.


                             ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports.

         Based on the Company's review of the copies of these reports received by it, and written representations, if any, received from reporting persons with respect to the filing of reports on Form 3, 4 and 5, the Company believes that all filings required to be made by the reporting persons for Fiscal 1996 were made on a timely basis.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth as of the close of business on September 30, 1995, certain information with respect to the beneficial shareholdings of each director or nominee, each of the executive officers named in the Summary Compensation Table, and all executive officers and directors as a group, as well as the holdings of each stockholder who was known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, of more than 5% of the Company's shares of Common Stock, based upon Company records or Securities and Exchange Commission records. Each of the persons listed below has sole voting and investment power with respect to such shares, unless otherwise indicated.




                                                                  Number of Shares          Percent
Name of Beneficial Owner                                         Beneficially Owned        of Class
------------------------                                         ------------------        --------
Jeffrey P. Orleans, Director and Executive Officer...........      7,887,247(1)(2)           69.5%
  3333 Street Road, Suite 101
  Bensalem, PA  19020

Selma Orleans ...............................................      1,196,626(1)              10.5
  3333 Street Road, Suite 101
  Bensalem, PA  19020

Robert N. Goodman, Director .................................        595,600(3)               5.2
  11400 West Olympic Boulevard
  Suite 1560
  Los Angeles, CA  90064

Benjamin D. Goldman, Director and Executive Officer .........        529,450(4)               4.5

Lewis Katz, Director ........................................        359,000(5)               3.2

Sylvan M. Cohen, Director....................................         85,752(6)                *

Joseph A. Santangelo, Executive Officer.................. . .         71,300(7)                *

Michael T. Vesey, Executive Officer .........................         59,750(8)                *

David Kaplan, Director ......................................         46,500(9)                *

Michael Karmatz, Executive Officer of OCC....................         30,400(10)               *

Gary Schaal, Executive Officer...............................         20,000(11)               *

Andrew N. Heine, Director ...................................         12,500(12)               *

All directors and executive officers
  as a group (11 persons) ...................................      9,697,499(13)             81.1

-----------
*      Less than 1% of the outstanding shares of Common Stock of the Company.
 (1) The shares reflected include 1,179,501 shares (9.7%) held directly by a trust, of which Mr. Orleans and Selma Orleans are the sole trustees and beneficiaries. Mr. Orleans and Selma Orleans beneficially own, in the aggregate, 7,904,372 shares of Common Stock constituting 69.6% of the outstanding shares of Common Stock.
 (2) The shares reflected include, in addition to the 1,179,501 shares described above in Note (1), (a) 3,512 shares held by an adult daughter,
       (b) 5,000 shares of 10,000 shares owned by a privately-held corporation, of which Mr. Orleans is a 50% stockholder and (c) 700 shares held as custodian for a minor son and minor daughter. See "Certain Relationships and Related Transactions" for the terms of a transaction under which Mr. Orleans could acquire additional shares of the Company's common stock.
 (3) The shares reflected consist of (a) 468,000 shares acquired by GFPA Limited Partnership, a California limited partnership (of which the sole shareholder, officer and director of the sole general partner is Mr. Goodman), (b) 115,100 shares owned by Goodtab Corporation (the sole shareholder, executive officer and director of which is Mr. Goodman) and
       (c) 12,500 shares issuable upon exercise of the vested portion of outstanding stock options.
 (4) Includes 450 shares held by Mr. Goldman in his capacity as trustee for a minor child and 400,000 shares issuable upon exercise of the vested portion of outstanding stock options.
 (5) Includes 25,000 shares issuable upon exercise of the vested portion of outstanding stock options.
 (6) The shares reflected include (a) 5,000 shares of 10,000 shares owned by a privately-held corporation of which Mr. Cohen is a 50% shareholder, (b) 450 shares held by Mr. Cohen's adult sons (for which Mr. Cohen disclaims beneficial ownership), (c) 6,125 shares held by Mr. Cohen's wife (for which Mr. Cohen disclaims beneficial ownership) and (d) 25,000 shares issuable upon exercise of the vested portion of outstanding stock options.

 (7) Includes 40,000 shares issuable upon the exercise of vested portion of outstanding stock options.
 (8) Includes 43,750 shares issuable upon exercise of the vested portion of outstanding stock options.
 (9) Includes 12,500 shares issuable upon exercise of the vested portion of outstanding stock options.
 (10) Consists of 15,000 shares issuable upon exercise of the vested portion of outstanding stock options and 15,400 shares held by Mr. Karmatz' wife.
 (11) Consists of 20,000 shares issuable upon the exercise of the vested portion of stock options.
 (12) Consists of 12,500 shares issuable upon exercise of the vested portion of outstanding stock options.
 (13) Includes 606,250 shares issuable upon exercise of the vested portion of outstanding stock options.



                             EXECUTIVE COMPENSATION

Summary Compensation Table

       The following table sets forth information as to all compensation paid by the Company for services in each of the Company's last three fiscal years ended June 30, 1996 to (i) the Company's Chief Executive Officer and (ii) the four most highly compensated officers other than the Chief Executive Officer who were serving as executive officers at the end of Fiscal 1996 and whose total annual salary and bonus exceeded $100,000 in Fiscal 1996 (together with the Chief Executive Officer, the "Named Executive Officers").





                                                                                                       Long-Term
                                                                                                     Compensation
                                                                                                     ------------
                                                                Annual Compensation                     Awards
                                                                -------------------              --------------------
                                                                                                 Number of Securities
Name and Principal Position             Fiscal Year          Salary(1)            Bonus           Underlying Options
---------------------------             -----------          ---------            -----           ------------------
--------------------------------------------------------------------------------------------------------------------------

Jeffrey P. Orleans                               1996             $ 300,000      $28,590                  --
   Chairman and CEO                              1995               300,000       72,450                  --
                                                 1994               269,167         --                    --


Benjamin D. Goldman                              1996               250,000       19,060                  --
   President and                                 1995               250,000       48,300                  --
   Chief Operating                               1994               211,459         --                    --
   Officer

Michael T. Vesey                                 1996               175,000       10,000                75,000
   Executive Vice                                1995               150,000       25,000                  --
   President-Project                             1994                80,000       48,897                25,000
   Management

Michael Karmatz                                  1996               150,000        6,200                  --
   Executive Vice                                1995               150,000       10,000                  --
   President-OCC                                 1994               103,750         --                  15,000


Joseph A. Santangelo                             1996               120,000        6,200                  --
   Chief Financial Officer                       1995               110,000       15,000                  --
   Secretary and Treasurer                       1994                88,813         --                  20,000


------------------
(1) In Fiscal 1994 until October 22, 1993, the date OCC was acquired by the Company, the persons named herein also received compensation from OCC based upon the extent of services rendered.



         On July 18, 1994, the Board of Directors, upon the favorable recommendation of the Compensation Committee, adopted a bonus compensation plan (the "Bonus Plan") to be applied in fiscal 1995 and thereafter. For a summary of the Bonus Plan and certain awards made thereunder, see "Compensation Committee Report on Executive Compensation."

         On June 26, 1987, the Board of Directors authorized an employment contract for Jeffrey P. Orleans, Chairman of the Board and Chief Executive Officer of the Company. The agreement provided for the employment of Mr. Orleans for a term commencing June 26, 1987 and ended December 31, 1992 at a salary of $200,000 per year with a bonus of 3% of pre-tax profits of the Company, as defined in the agreement. Mr. Orleans voluntarily waived his right to receive his salary from the Company under that agreement for the major part of fiscal 1992. While the formal employment agreement expired by its terms on December 31, 1992, Mr. Orleans' compensation continued unchanged until the OCC acquisition in October 1993 when his annualized salary was increased to $300,000. See "Compensation Committee Report on Executive Compensation - Senior Executive Officers' Compensation".

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

         The following table sets forth individual exercises of stock options during Fiscal 1996 and year-end values for the Named Executive Officers.



                                                                   Number of Securities
                                                                        Underlying                       Value of Unexercised
                                                                  Unexercised Options at                 In-the-Money Options
                                                                     June 30, 1996 (#)                  at June 30, 1996 ($)(1)
                                                               -----------------------------         --------------------------

                              Shares
                             Acquired            Value
         Name             on Exercise (#)    Realized ($)      Exercisable    Unexercisable         Exercisable       Unexercisable
----------------------------------------------------------------------------------------------------------------------------------

Jeffrey P. Orleans              --                --                --               --                        --            --

Benjamin D. Goldman             --                --              400,000            --                  $150,000            --

Michael T. Vesey                --                --               43,750          56,250                   1,875            --

Michael Karmatz                 --                --               15,000            --                        --            --

Joseph A. Santangelo            --                --               40,000            --                     6,250            --



------------------
(1) In-the-money options are those where the fair market value of the underlying securities exceeds the exercise price of the option. The closing market price of the Company's Common Stock on June 30, 1996 was $1.125 per share.


Option/SAR Grants Table


         The following table sets forth information concerning individual grants of stock options and stock appreciation rights made during the fiscal year ended June 30, 1996 to the named executive officers. Neither the Chief Executive Officer nor the other most highly compensated executed officers named in the "Summary Compensation Table" above, other than Mr. Vesey, were granted stock options or stock appreciation rights during the fiscal year ended June 30, 1996.





                                                                                                     Potential realizable value at
                                                                                                     Assumed Annual Rates of Stock
                                                                                                     Price Appreciation for Option
                                      Individual Grants                                                        Term (1)
--------------------------------------------------------------------------------------------         ------------------------------

                               Number of        % of Total
                               Securities      Options/SARs
                               Underlying       Granted to
                              Options/SARs     Employees in        Exercise       Expiration
           Name               Granted (#)       Fiscal Year      Price (R/SH)        Date        0%($)(2)       5%($)        10%($)
           ----               -----------       -----------      ------------        ----        --------       -----        ------

Michael T. Vesey (3)            15,000              11%             1.00           9/15/05           -0-       $9,433        23,906

Michael T. Vesey (3)            60,000              45%             2.00           9/15/05           -0-       75,467       191,249

Gary Schaal (4)(5)              10,000               7%             1.00           9/15/05           -0-        6,289        15,937

Gary Schaal (4)(5)              50,000              37%             1.00           9/15/05           -0-       31,445        79,687


----------------------
(1) These assumed annual rates of stock price appreciation are specified by the Securities and Exchange Commission. No assurance can be given that such rates will be achieved.
(2) Reflects no appreciation because the exercise price was equal to the closing price of the Common Stock on the American Stock Exchange on the date of grant.
(3) The shares of stock subject to the options granted to Mr. Vesey became eligible for purchase on a cumulated basis as follows: (a) 15,000 shares at $1.00 per share on September 15, 1995; (b) the 60,000 remaining shares at $2.00 per share in cumulative installments of 10,000 shares beginning on September 15, 1996.
(4) Mr. Schaal joined the Corporation in September, 1995 as Executive Vice President-Sales and Marketing.
(5) The shares of common stock subject to the options granted to Mr. Schaal become eligible for purchase on a cumulative basis as follows: (a) 10,000 shares at $1.00 per share on September 15, 1995; and (b) the remaining 50,000 shares in cumulative installments of 10,000 shares on September 15 of each of the years 1996 through 2000, inclusive, and are exercisable at $1.00 per share or the fair market value of the Common Stock on the date of the vesting, whichever is greater.

Performance Graph

         The graph set forth below compares the yearly percentage change in the cumulative total stockholder return on the Common Stock of the Company during the five years ended June 30, 1996 with (i) the cumulative total return on the American Stock Exchange Index and (ii) the cumulative total return on a selected peer group consisting of six companies engaged in residential real estate development similar in scope and character or in reasonable geographic proximity to the Company's development activities: Continental Homes Holding Corp., Hovnanian Enterprises, Inc. (Class A), Oriole Homes Corp. (Class B), Calton Inc., Standard-Pacific Corp. and Toll Brothers, Inc. The comparison assumes $100 was invested on June 30, 1991 in the Company's Common Stock and in each of the foregoing indices and assumes the reinvestment of any dividends. The closing market price of the Company's Common Stock as of June 30, 1996 was $1.125.

                 Comparison of Five Year Cumulative Total Return




     800|------------------------------------------------------------------|
        |                          *                                       |
        |                                                                  |
     700|------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
     600|-------------------------------------*----------------------------|
        |                                                                  |
  D     |                                                                  |
  O  500|------------------------------------------------------------------|
  L     |                                                                  |
  L     |                                                                  |
  A  400|------------------------------------------------------------------|
  R     |                                                                  |
  S     |                                                                  |
     300|-------------------------------------------------------------*----|
        |                                                 *           &    |
        |               *                                                  |
     200|------------------------------------------------------------------|
        |                                                 &                |
        |                         &#          &#          #           #    |
     100|---*&#---------&#-------------------------------------------------|
        |                                                                  |
        |                                                                  |
       0|----|----------|---------|-----------|-----------|-----------|----|
           Jun91      Jun92     Jun93       Jun94       Jun95       Jun96


*=FPA CORPORATION   &=AMERICAN STOCK EXCHANGE    #=PEER GROUP

---------------------------------------------------------------------------------------------
                                June 30,    June 30,  June 30,  June 30,  June 30,  June 30,
                                  1991        1992      1993      1994      1995      1996
---------------------------------------------------------------------------------------------
FPA Corporation                  100.00      233.33    766.67    600.00    283.20    300.00
American Stock Exchange Index    100.00      105.91    121.26    118.42    139.67    161.06
Peer Group                       100.00      102.62    126.40    122.78    120.40    127.85
---------------------------------------------------------------------------------------------

Compensation Committee Interlocks and Insider Participation

         During Fiscal 1996, Messrs. Cohen, Kaplan and Katz served on the Compensation Committee of the Board of Directors. On July 18, 1994, the 1992 Incentive Stock Option Committee was reconstituted with Messrs. Cohen, Kaplan and Katz as its sole members.

         Mr. Cohen is Chairman of the Board of Trustees and Chief Executive Officer of Pennsylvania Real Estate Investment Trust, Fort Washington, Pennsylvania ("PREIT"). Mr. Orleans also serves as a Trustee of PREIT.


                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION


Compensation Committee

         The Compensation Committee consists of Messrs. Cohen, Kaplan and Katz. The Committee is chaired by Mr. Kaplan and reviews and recommends salaries, bonuses and other forms of compensation for officers and key employees of the Company. On July 18, 1994, the members of the current Compensation Committee were appointed as the sole members of the 1992 Incentive Stock Option Committee.


Overview and Philosophy

         The Compensation Committee is mindful of the need to align the interests of management with the interests of the Company's stockholders. The establishment of the 1992 Incentive Stock Option Plan was designed to permit the Company to attract and retain talented managers and motivate such managers to enhance profitability and stockholder returns. The Committee believes that the utilization of stock option plans serves the interests of the stockholders, especially by permitting the Company to preserve cash for other operational purposes during the recovery from unfavorable economic conditions in the residential real estate industry. The Committee believes that the objectives of the stockholders will be best achieved by having a substantial portion of executive cash compensation tied to annual corporate earnings and by providing incentives to management through the use of stock options. Commencing in Fiscal 1990, the Company asked its management to reduce overhead, substantially eliminate high interest funded debt obligations and restructure the Company to enable it to have sufficient funds to meet operating needs. Since the last quarter of Fiscal 1994, the Committee has analyzed the impact and effectiveness of the results of the most recent restructuring transactions and initiatives of internal Company management. It has made and will continue to make compensation adjustments to executive officers commensurate with its evaluation.

Senior Executive Officers' Compensation

         The Board of Directors or Compensation Committee did not determine the compensation of the Company's Chief Executive Officer, Jeffrey P. Orleans, in recent fiscal years. From and after 1987, such compensation had been fixed under an employment agreement with Mr. Orleans at the same salary of $200,000 per year and an incentive compensation formula. While the formal employment agreement expired by its terms on December 31, 1992, the compensation for Mr. Orleans continued unchanged.

Mr. Orleans has never been paid incentive compensation under the employment agreement. During Fiscal 1992, Mr. Orleans voluntarily waived his right to receive his salary under the employment agreement for the major part of such fiscal year. During Fiscal 1994, Mr. Orleans' compensation was continued in accordance with the previous employment agreement until the consummation, on October 22, 1993, of the acquisition of Orleans Construction Corp. ("OCC"), which was formerly wholly-owned by Mr. Orleans.

         Following the OCC acquisition, Mr. Orleans' salary was increased to $300,000 and the salary of Benjamin D. Goldman, President and Chief Operating Officer, was increased to $250,000, each on an annualized basis, for Fiscal 1994 subject to approval by the Board of Directors, which approval was given on July 18, 1994 after review of the matter by the Compensation Committee. Salary levels for Messrs. Orleans and Goldman and the Company's other executive officers were maintained at the same levels through Fiscal 1995. During Fiscal 1996, the Compensation Committee increased the base salaries of certain of Company's senior officers other than Messrs. Orleans and Goldman.

Other Executive Officers' Compensation

         The Compensation Committee has assumed responsibility for the cash and other incentive compensation, if any, to be paid to the Company's executive officers and key employees, other than compensation under the Company's stock option plans. The amount and nature of the compensation received by the Company's executives in Fiscal 1996 was determined in accordance with the recommendations of the Chief Executive Officer. The executive compensation program consists of three major components: base salaries, potential for annual bonuses and stock options.

Base Salary

         The Compensation Committee believes that the Company's significant progress in restructuring its assets, operations and finances over the last six fiscal years resulted in large measure from the capability and continuity of an experienced executive management team during the economic difficulties in the real estate industry. The compensation to executive officers of the Company is generally in the low range of base salary amounts paid to comparable executive officers at similar companies included in the table under "Executive Compensation - Performance Graph." Increases in base salaries have been limited over the last several fiscal years and are adjusted based on the performance of an individual executive, increased responsibilities assumed by such executive, compensation trends in the real estate industry and general market compensation levels for comparable positions. For Fiscal 1996, the Compensation Committee has approved increases in the base salaries of certain of its senior officers to reflect performance and responsibilities exercised by these officers as well as to encourage retention of the management team.

Incentive Compensation Programs

         The Compensation Committee believes that it is important for the Company's objective of recovery of profitability to further align its executive officers and key employees with the stockholders' interests by establishing a direct link between executive pay and the Company's operating financial performance. Accordingly, on July 18, 1994, the Board of Directors, upon the favorable recommendation of the Compensation Committee, adopted a bonus compensation plan (the "Bonus Plan") to be applied in Fiscal 1995 and thereafter, as follows:

                  A total of eight percent (8%) of the Company's consolidated operating profits (before taxes and excluding nonrecurring items, income or loss arising from extraordinary items, discontinued operations, debt repurchase at a discount, and the amount of awards under the Bonus Plan ("Pre-Tax Profits"), if any) shall be allocated for award as bonus compensation. Three percent (3%) and two percent (2%) of the Pre-Tax Profits shall be awarded as an incentive to the Chairman and the President, respectively, provided each is in office at the end of the fiscal year, subject to certain exceptions. Three percent (3%) of the Pre-Tax Profits shall be allocated for award at the discretion of the Chairman in consultation with the President to other executive officers and key employees of the Company whose performance merits recognition under goals and policies established by the Board. Any award will be pro-rated for any eligible employee who has served less than the full year with the Company.

         For Fiscal 1996, the Board established management performance goals which included continued growth in profitability, reduction of unproductive assets, acquisition and financing of new and existing assets, and improvements by management to reduce overhead and increase efficiency. With respect to Fiscal 1996, pursuant to the Bonus Plan, 3% and 2% of the Pre-Tax Profits were awarded, respectively, to Messrs. Orleans and Goldman. The remaining 3% of Pre-Tax Profits was awarded to the Company's other senior officers based upon their attainment of certain performance goals.

1992 Incentive Stock Option Plan

         The FPA Corporation 1992 Incentive Stock Option Plan established by the Board of Directors is intended to align directly the interests of the Company's executives and the stockholders in the enhancement of stockholder value. The ultimate value, if any, received by option holders is directly tied to increases in the Company's stock price and, therefore, stock options serve to link closely the interests of management and stockholders by motivating executives to make decisions that will serve to increase the long-term return to the stockholders. Additionally, grants under the 1992 Incentive Option Plan include vesting and termination provisions which the Board believes will encourage option holders to remain employees of the Company. With respect to Fiscal 1996, grants were awarded under the 1992 Incentive Stock Option Plan to Messrs. Vesey and Schaal. Generally, options granted under the 1992 Incentive Stock Option Plan have exercise prices equal to the fair market value of the Company's Common Stock on the date of grant, become exercisable in installments within a period of five years from the date of grant, and are contingent upon the grantee's continued employment. The number of shares for which options may be granted to an individual varies according to his or her job title, level of responsibility, and performance results.

         With respect to stock option awards granted in previous fiscal years, considerations of the 1992 Incentive Stock Option Committee have included recognition of the Company's progress with respect to its restructuring and financing transactions, the fact that the Company has been engaged in several of these long-term transactions of substantial complexity extending over several years and the effect of continuing efforts to restore profitability by reducing overhead and increasing operating efficiency. The Company's success is considered to depend in large part on the sustained effort and commitment of management. The Board of Directors and Compensation Committee believe that option awards provide long-term incentive to focus managers on building profitability and stockholder value and, as a consequence, intend to continue to utilize option awards in the future.

Other Benefits

         The Company makes available health care benefits and a 401(k) plan for executive officers on terms generally available to all Company employees. The Board of Directors believes that such benefits are comparable to those offered by other real estate developers of similar size. The amount of perquisites as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed $50,000 or 10% of the salary of any executive officer in the last fiscal year.

         Respectfully submitted,

                  The Compensation Committee
                              David Kaplan, Chairman
                              Sylvan M. Cohen
                              Lewis Katz



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         In connection with the Company's discretionary secured line of credit in the maximum principal amount of $6.6 million entered into in April, 1996, the Company and the lending bank agreed to enter into certain arrangements with Jeffrey P. Orleans, Chairman and Chief Executive Officer of the Company, relating to existing borrowings by the Company from Mr. Orleans. These arrangements included the deferral of payment by Mr. Orleans, until April 1, 1998, of an aggregate of $1.35 million due Mr. Orleans from the Company under the Company's Series A Variable Rate Notes and the Company's Series B Variable Rate Mortgage Notes, and the subordination to the bank of $3 million of advances by Mr. Orleans to the Company.

         The Board appointed a Special Committee of non-employee directors to review and recommend the permanent terms of the aggregate $3 million in advances by Mr. Orleans to the Company and the terms of $2 million to be advanced by Mr. Orleans to the Company. On July 9, 1996, after receiving the report of the Special Committee and a preliminary report from Howard, Lawson & Co., an investment banking firm, on the fairness of the proposed terms, the Board of Directors unanimously approved the proposed terms (Mr. Orleans abstaining), and delegated to the Special Committee the authority to approve the final documentation, subject to the receipt of a written opinion from Howard, Lawson & Co. as to the fairness of the proposed terms to the shareholders of the Company. In August 1996, after receipt of an opinion from Howard, Lawson & Co., to the effect that the proposed arrangements with Mr. Orleans relating to such advances were fair to the shareholders of the Company, other than Mr. Orleans, from a financial point of view, the Special Committee approved the documentation under which these advances would be made by Mr. Orleans to the Company.

         The $3 million advance by Mr. Orleans to the Company is evidenced by the Company's $3 million Convertible Subordinated 7% Note, due January 1, 2002 (the "Convertible Note") issued pursuant to a note purchase agreement dated as of August 1, 1996. The Convertible Note provides for interest at 7% per annum and principal payments of $1 million on or before June 30 of each of 2000, 2001 and 2002. The Convertible Note contains commercially standard default and other provisions and is subordinated in right of payment to the Company's obligations under the Company's $6.6 million discretionary secured line of credit referred to above. Upon approval of a supplemental listing application by the American Stock Exchange, the holder of the Convertible Note may convert all or any portion (in integral multiples of $1 million) of the principal amount of the Convertible Note into shares of the Company's Common Stock at a conversion price of $1.50 per share, subject to adjustment for splits, combinations, and other capital changes. The most recent closing price of the Company's Common Stock on the American Stock Exchange on July 9, 1996, the date the Board of Directors approved the terms of the borrowing, was $1.125 per share. The Company anticipates approval of the listing of the Common Stock issuable upon exercise of the Convertible Note during 1996. If Mr. Orleans were to convert the Convertible Note in full at its initial conversion price, his beneficial ownership of the Company's Common Stock would increase by 2,000,000 shares, and his percentage ownership of the outstanding common stock of the Company, based on the number of shares of Common Stock outstanding on the date hereof, would increase from approximately 69.4% to approximately 74%.

         The Company also entered into a note purchase agreement, also dated as of August 1, 1996, with Mr. Orleans under which Mr. Orleans agreed to advance to the Company up to $2 million against the Company's $2 million Variable Rate Note due September 30, 2000. The Company has borrowed $300,000 under this agreement on the date hereof, and the Company anticipates borrowing the full $2 million from Mr. Orleans under this agreement during Fiscal 1997. The Variable Rate Note will bear interest at 2% in excess of the prime rate of interest announced from time to time by CoreStates Bank, N.A. and will be repayable in equal quarterly principal installments of $125,000 commencing December 31, 1996. The Variable Rate Note will not be secured and will not be subordinated by its terms to the claims of any creditor of the Company.

         A. P. Orleans Insurance Agency Inc., of which Mr. Orleans and the Orleans Trust are the sole shareholders, provided services to the Company in the placement of insurance during Fiscal 1996. The Company incurred approximately $62,000 for such services.

         In the opinion of the Board of Directors, all of the transactions described in "Certain Relationships and Related Transactions," insofar as they involve transactions by affiliates of the Company with the Company, are on terms that are comparable to, or not less favorable than, terms which would have been obtainable by the Company from unaffiliated third parties.

Deadline for Filing Stockholder Proposals for 1997 Annual Meeting

         Proposals which stockholders desire to have included in the Company's Proxy Statement for the Annual Meeting in 1996 pursuant to Exchange Act Rule 14a-5(e) must be received by the Company on or before July 14, 1997.

                           ANNUAL REPORT ON FORM 10-K

         THE COMPANY, UPON REQUEST, WILL FURNISH TO RECORD AND BENEFICIAL HOLDERS OF ITS COMMON STOCK, FREE OF CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES BUT WITHOUT EXHIBITS) FOR FISCAL 1996. COPIES OF EXHIBITS TO THE FORM 10-K ALSO WILL BE FURNISHED UPON REQUEST AND THE PAYMENT OF A REASONABLE FEE. ALL REQUESTS SHOULD BE DIRECTED TO JOSEPH A. SANTANGELO, SECRETARY-TREASURER, AT THE OFFICES OF THE COMPANY SET FORTH ON PAGE ONE OF THIS PROXY STATEMENT.


November 1, 1996                            By Order of the Board of Directors

                                               JOSEPH A. SANTANGELO,
                                               Secretary-Treasurer

                                REVOCABLE PROXY
                                FPA CORPORATION
[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE
                         ANNUAL MEETING OF STOCKHOLDERS
                          Wednesday, December 4, 1996
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The undersigned hereby appoints Jeffrey P. Orleans and Benjamin D. Goldman as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the Common Stock of FPA Corporation held of record by the undersigned on the close of business on October 28, 1996 at the Annual Meeting of Stockholders to be held on Wednesday December 4, 1996 or at any adjournment thereof.

                                            -----------------------------------
Please be sure to sign and date              Date
 this Proxy in the box below.
-------------------------------------------------------------------------------



-------Stockholder sign above-----------Co-holder (if any) sign above----------

                                                                         For
1. ELECTION OF DIRECTORS                For            Withhold      All Except
                                        [ ]               [ ]            [ ]
   Sylvan M. Cohen, Benjamin D. Goldman,
   Robert N. Goodman, Andrew N. Heine, David Kaplan,
   Lewis Katz and Jeffrey P. Orleans

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

--------------------------------------------------------------------------------

2. PROPOSAL TO APPROVE AN AMENDMENT TO
   THE 1992 INCENTIVE STOCK OPTION PLAN TO
   INCREASE FROM 660,000 to 910,000 THE
   NUMBER OF SHARES ON WHICH OPTIONS MAY     For         Against        Abstain
   BE GRANTED THEREUNDER.                    [ ]           [ ]            [ ]

3. PROPOSAL TO RATIFY THE APPOINTMENT OF     For         Against        Abstain
   PRICE WATERHOUSE LLP AS THE INDEPENDENT   [ ]           [ ]            [ ]
   PUBLIC ACCOUNTANTS OF THE COMPANY FOR
   THE FISCAL YEAR ENDING JUNE 30, 1997.

4. In their discretion, the Proxies are authorized, to the extent permitted by the rules of the Securities and Exchange Commission, to vote upon such other business as may properly come before the meeting or any adjournment.



 + Detach above card, sign, date and mail in postage paid envelope provided. +

                                FPA CORPORATION
           3333 Street Road, Suite 101, Bensalem, Pennsylvania 19020


-------------------------------------------------------------------------------

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE ABOVE SIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES LISTED FOR ELECTION AS DIRECTORS; FOR PROPOSALS 2 AND 3; AND IN ACCORDANCE WITH THE PROXIES' BEST JUDGMENT UPON OTHER MATTERS PROPERLY COMING BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

     The above signed acknowledges receipt from the Company, prior to the execution of this Proxy, of notice of the Annual Meeting of Stockholders, a Proxy Statement and an Annual report to Stockholders.

     Please date and sign exactly as you name(s) appear(s) above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY

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